Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact

Jim Zeumer

404-978-6434

jim.zeumer@pultegroup.com

PULTEGROUP ANNOUNCES RICHARD DUGAS TO RETIRE

AS CHAIRMAN AND CEO, EFFECTIVE MAY 2017

Independent Directors Form Special Committee to Conduct

Comprehensive Search for Successor

ATLANTA, April 4, 2016 — PulteGroup, Inc. (NYSE: PHM) today announced that Richard J. Dugas, Jr. has informed the Company’s Board of Directors of his intention to retire as Chairman and Chief Executive Officer at the May 2017 Annual Meeting of Shareholders. The Board has formed a special committee of independent directors to conduct a search for his successor, with the assistance of a leading executive recruitment firm. Mr. Dugas has served as Chairman of the Board of Directors of PulteGroup since August 2009, and as Chief Executive Officer since July 2003. He joined PulteGroup in 1994.

Under Mr. Dugas’ leadership, PulteGroup’s Value Creation strategy, launched in 2011 to address issues that had arisen in prior years, has delivered significant benefits to shareholders, including a $1.1 billion increase in reported pre-tax income, from a loss of $310 million in 2011 to income of $816 million in 2015. This progress continued through the fourth quarter of 2015, as higher closings, revenues and margins drove strong earnings gains, while a 26% increase in the Company’s backlog value to $2.5 billion provided excellent momentum for earnings growth in 2016. In addition, PulteGroup has reduced its debt-to-capital ratio from 60% at the end of 2011 to 30% at the end of 2015. PulteGroup also returned $559 million to shareholders through dividends and share repurchases during 2015, and ended the year with a cash balance of $775 million.

Mr. Dugas has also positioned PulteGroup to succeed in the future. PulteGroup’s strong operating performance, which helped drive total shareholder returns of approximately 160% since 2011 that are among the highest of larger US homebuilding peers, is expected to continue in the coming year as it benefits from increased investments and operational improvements. In addition, Mr. Dugas has established a strong team, including the recently promoted Ryan Marshall as President and Harmon Smith as Chief Operating Officer, and has worked with the Board to develop a long-term leadership development and succession plan.

Mr. Dugas’ decision to retire is due in part to the actions of Bill Pulte, who founded the Company in 1950, Mr. Pulte’s grandson, and Jim Grosfeld, who was appointed to the Board in December at the behest of Mr. Pulte. These individuals recently demanded an immediate CEO change and a different direction for the Company. In an effort to avoid a contested public battle that would not be in the interests of shareholders, Mr. Dugas offered to accelerate and make public the Board’s succession plan, prompting today’s announcement.

“Under Richard’s direction and with the implementation of the Company’s Value Creation strategy, PulteGroup has made tremendous progress in generating significantly higher profitability and strong shareholder returns by strengthening the Company’s balance sheet, improving its fundamental operations and more effectively allocating capital,” said James J. Postl, the Lead Independent Director. “The Board thanks Richard for his outstanding leadership and appreciates his willingness to suggest this path and see the Company through this important stage of its strategic plan. We also appreciate that Richard has provided ample time to conduct a formal, comprehensive search for his successor.”

PulteGroup’s Board has named James Postl, Cheryl Grise and Patrick O’Leary to its search committee, which is now in the process of engaging an executive recruitment firm to support its consideration of internal and external candidates for the Chief Executive Officer role.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup’s businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup’s local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup’s expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, GA, is one of America’s largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb and DiVosta Homes, the Company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com and www.divosta.com.

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